Exhibit 99.2

Joint Filing Statement

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including any additional amendments thereto) with respect to the shares of Common Stock, par value $0.001 per share, of Crossroads Systems, Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: November 4, 2013

LONE STAR VALUE INVESTORS, LP

By: Lone Star Value Investors GP, LLC,
its General Partner

By:	/s/ Jeffrey E. Eberwein
Name:	Jeffrey E. Eberwein
Title:	Manager

LONE STAR VALUE INVESTORS GP LLC

By:	/s/ Jeffrey E. Eberwein
Name:	Jeffrey E. Eberwein
Title:	Manager

LONE STAR VALUE MANAGEMENT, LLC

By:	/s/ Jeffrey E. Eberwein
Name:	Jeffrey E. Eberwein
Title:	Sole Member

/s/ Jeffrey E. Eberwein
Jeffrey E. Eberwein